Exhibit 99.1

Australian Oilseeds Announces Second Quarter Fiscal 2025 Financial Results

Cootamundra New South Wales, March 31, 2025 (GLOBE NEWSWIRE) — Australian Oilseeds Holdings Limited, a Cayman Islands exempted company (the “Company”) (NASDAQ: COOT) today announced financial results for its second quarter fiscal 2025 ended December 31, 2024.

Second Quarter Fiscal 2025 Financial Highlights Compared to Prior Year

●	Sales revenue increased 4.5% to A$10.4 million reflecting increased demand for the Company’s chemical free canola oil due to expanded customer contracts.

●	Retail oil revenue increased 47.6% to A$5.2 million due to expanded distribution in leading retailers in Australia along with the addition of several new SKUs.

●	Net loss of A$0.3 million compared to net income of A$1.0 million, reflecting changes to sales mix along with the timing of planned investments in brand and marketing to support our GEO products as well as higher professional fees, insurance cost and increased listing compliance costs.

“Our retail oils business continued to deliver exceptional growth in the second quarter, reflecting robust demand across our portfolio as well as expanding distribution,” said Gary Seaton, Chief Executive Officer. “Our momentum is strong, including a significant increase in demand from China recently, and we continue to benefit from our commitment to eliminating chemicals from the edible oil production and manufacturing systems to supply quality products such as non-GMO oilseeds and organic and non-organic food-grade oils. We remain comfortable with our direction and trajectory and continue to expect to deliver improving returns over the long term as our business scales.”

About Australian Oilseeds Investments Pty Ltd. Australian Oilseeds Investments Pty Ltd. is an Australian proprietary company that, directly and indirectly through its subsidiaries, is focused on the manufacture and sale of sustainable oilseeds (e.g., seeds grown primarily for the production of edible oils) and is committed to working with all suppliers in the food supply chain to eliminate chemicals from the production and manufacturing systems to supply quality products to customers globally. The Company engages in the business of processing, manufacture and sale of non-GMO oilseeds and organic and non-organic food-grade oils, for the rapidly growing oilseeds market, through sourcing materials from suppliers focused on reducing the use of chemicals in consumables in order to supply healthier food ingredients, vegetable oils, proteins and other products to customers globally. Over the past 20 years, the Company’s cold pressing oil plant has grown to become the largest in Australia, pressing strictly GMO-free conventional and organic oilseeds.

Forward-Looking Statements: This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our financial outlook, business strategy and plans, market trends and market size, opportunities and positioning. These forward-looking statements are based on current expectations, estimates, forecasts and projections. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall” and variations of these terms and similar expressions are intended to identify these forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. For example, global economic conditions could in the future reduce demand for our products; we could in the future experience cybersecurity incidents; we may be unable to manage or sustain the level of growth that our business has experienced in prior periods; our financial resources may not be sufficient to maintain or improve our competitive position; we may be unable to attract new customers, or retain or sell additional products to existing customers; we may experience challenges successfully expanding our marketing and sales capabilities, including further specializing our sales force; customer growth could decelerate in the future; we may not achieve expected synergies and efficiencies of operations from recent acquisitions or business combinations, and we may not be able to pay off our convertible notes when due. Further information on potential factors that could affect our financial results is included in our most recent Annual Report on Form 10-K for June 30, 2024 and our other filings with the Securities and Exchange Commission. The forward-looking statements included in this press release represent our views only as of the date of this press release and we assume no obligation and do not intend to update these forward-looking statements.

Contact

Australian Oilseeds Holdings Limited
126-142 Cowcumbla Street
Cootamundra New South Wales 2590
Attn:	Amarjeet Singh, CFO
Email:	amarjeet.s@energreennutrition.com.au

Investor Relations Contact

Reed Anderson
(646) 277-1260
reed.anderson@icrinc.com